NEWS RELEASE

FOR IMMEDIATE RELEASE:

ITC Institutes Investigation Against Apple, LG, Samsung and Qualcomm

Jacksonville, Florida, January 19, 2016 -- ParkerVision, Inc. (NASDAQ: PRKR), a leading developer and marketer of radio frequency technologies used in advanced wireless solutions, announced today that the United States International Trade Commission (ITC) has instituted an investigation of the unfair trade practices committed by Apple Inc., LG (LG Electronics, Inc., LG Electronics U.S.A., Inc., and LG Electronics MobileComm U.S.A., Inc.), Samsung (Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., Samsung Telecommunications America, LLC, and Samsung Semiconductor, Inc.), and Qualcomm Incorporated. The unfair trade practices under investigation relate to the importation, sale for importation, and/or the sale after importation of products such the Apple iPhone 6, the Apple iPad Air 2, the Samsung Galaxy S6, and the LG G3, among others. Many of these devices incorporate technology provided by Qualcomm and others that infringe ParkerVision’s patents directed towards radio-frequency technology. The investigation is a result of the complaint filed by ParkerVision in December 2015. The law firm of Mintz Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is representing ParkerVision in these actions.

ParkerVision’s Chairman and CEO, Jeffrey Parker, commented, “We are pleased with the ITC’s decision to investigate the unfair trade practices that have resulted from the unauthorized use of our patented technologies. We demonstrated our technology to Qualcomm and others in the early 2000’s and we have invested heavily in the continued development and protection of our innovations. We look forward to the ITC’s investigation into the trade practices of the various respondents and the expedited relief that the commission can provide in the protection of our patented rights.”

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies, which enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption. For more information please visit www.parkervision.com. (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10K for the year ended December 31, 2014 and the Forms 10Q for the quarters ended March 31, June 30, and September 30, 2015. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley
Chief Financial Officer	or	The Piacente Group
ParkerVision, Inc.		212-481-2050
904-732-6100		parkervision@tpg-ir.com
cpoehlman@parkervision.com

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